Exhibit 99.1

TOREADOR BOARD APPROVES 2006 CAPITAL BUDGET; SIGNIFICANT PRODUCTION GROWTH PROJECTED

•	$80 million budget approved for exploration and development capital spending;
•	Production in 2006 estimated to be in excess of one million barrels of oil equivalent;
•	2007 production estimated to more than double 2006 levels
•	Romanian re-entry program exceeds expectations

DALLAS, TEXAS – (January 5, 2006) – Toreador Resources Corporation (Nasdaq:TRGL) announced today the approval of its 2006 capital spending and operating budgets. In the 2006 capital budget, approximately $80 million was approved for exploration and development projects. The 2006 operating budget projects significant production increases over 2005 levels as Toreador continues to define and develop its portfolio of exploration and development prospects in Turkey, Romania, Hungary and France. The company also provided an update on current operational activities.

Total production in 2006 is estimated to increase to over one million barrels of oil equivalent (MMBOE), based on new production from previously announced discoveries and continued development activities in Turkey, Romania, Hungary and France. The goal of the company’s five-year strategic plan is to approximately double production each year through 2010, and the company estimates that production in 2007 of 2.5 MMBOE will more than double estimated production for 2006.

“We have many attractive opportunities in our current portfolio of international projects,” said Toreador President and Chief Executive Officer G. Thomas Graves III, “and have just begun to tap the potential of our extensive acreage positions. In 2006, we will begin to realize accelerated production growth from our recent discoveries and our active exploration program this year should add significantly to our development opportunities in 2007.”

“Our strategy of exploration and development in under-explored hydrocarbon-bearing regions located in net oil and gas importing countries in the Mediterranean Basin is beginning to bear fruit. With just the prospects we have currently identified, we expect significant production and reserve additions over the next two years. As we continue to develop our prospects, many of which lie in frontier areas, we fully expect to define additional opportunities for growth.”

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2006 CAPITAL BUDGET

Exploration and development spending is set to increase significantly in 2006. The table below summarizes Toreador’s $80 million capital budget by country.

Table: 2006 Capital Budget by Country

In Turkey, the majority of the $37 million capital budget is dedicated to development in the South Akcakoca Sub-basin in the Black Sea. During 2006, five development wells are planned for the Ayazli and Akkaya structures. These will be drilled by the “Prometheus” and “Saturn” jack-up rigs, which will then be used to set production structures and tie-in the five development wells in addition to other wells drilled in 2005. A sub-sea pipeline to the onshore production facility will be built this spring and summer; the onshore pipeline tying the future production facility to the national grid is now nearing completion. During the second quarter, the “Southern Cross” semi-submersible rig is scheduled to begin drilling two wells with an optional third well in the deeper waters of the South Akcakoca Sub-basin. If successful, these wells will be brought on production using a separate sub-sea pipeline. Development drilling is budgeted at approximately $19 million and infrastructure spending is budgeted at approximately $11 million.

Other activities planned in Turkey during 2006 include at least one exploratory well with two optional exploration wells to be drilled (with TPAO as operator) on acreage to the east of the South Akcakoca Sub-basin during 2006. The three-well exploration package was agreed to by the joint venture partners as disclosed in Toreador’s news release of November 29, 2005. Toreador also expects to conduct a seismic survey during 2006 in its Thrace Black Sea permit area. The first $1.5 million will be funded by HEMA, a Turkish industrial conglomerate, as its obligation to earn an option on a 50% working interest in the permit area. Total exploration spending is budgeted at approximately $7 million.

In Romania, Toreador will conduct a second six-well re-entry program in its Fauresti Field rehabilitation project, following up on the successful completion of its first six-well re-entry program which is detailed later in this release. Approximately $4 million of the total $17 million

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Romanian capital budget is will be spent on the re-entry program and infrastructure. During 2006, the company expects to spend approximately $9 million conducting seismic surveys over its Viperesti and Moinesti exploration permits as well as the Fauresti Field. The company’s intention is to drill its initial Romanian exploration well late in 2006 or early 2007.

In Hungary, Toreador is completing its initial geological and geophysical analysis and is anticipating a 2006 drilling program of up to four wells. A production facility and tie-in is planned so the company may begin production from existing wells in the Szolnok block.

In France, up to six exploration wells are planned on three different permits in addition to continued development drilling in the company’s existing Neocomian Field. A potential development well, subject to agreement with joint venture partners, on the recent Nemours discovery may also be drilled in 2006.

“We have identified numerous exploration and development opportunities throughout our portfolio,” commented Graves, “and have the financial strength to take advantage of them, because we started the year with cash on hand in excess of $90 million. The next few years will be a very dynamic period for Toreador and should allow us to create significant value for the company’s shareholders.”

OPERATIONS UPDATE

Turkey

Development drilling in the South Akcakoca Sub-basin offshore Turkey in the Black Sea is continuing on schedule for delivery of first gas production in the second half of 2006. Late last month, the Ayazli-2A replacement well was successfully drilled to a bottom-hole location within 80 meters of the original well and encountered the same net pay and gas producing sands. Currently, the “Prometheus” jack-up rig is drilling the Ayazli-3A development well, which replaces the Ayazli-3 well. Toreador has received notification that all insurable losses have been approved for reimbursement from the insurance company. The “Saturn” jack-up rig arrived in the Black Sea at the end of December and at the present time is drilling a well on the Akkaya structure.

A high-resolution 2D seismic survey is currently being conducted over approximately 100,000 acres in the coastal waters over the Alapli and Eregli sub-basins to the east of the approximately 50,000 acres of the South Akcakoca Sub-basin area. These three sub-basins represent approximately 16% of the approximately 962,000 total acreage of the Western Black Sea permits held by Toreador and its partners. The seismic data will be used to determine drilling locations for up to three exploration wells.

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France

In the Neocomian Field complex, Toreador has finished drilling the third well in a four-well development program. The first three wells were logged with indications of oil, and will be tested along with the remaining well once the drilling program is completed later this month. The wells are approximately 700 meters deep. These wells have every indication of increasing the areal extent of this four-field complex which has produced approximately 30 million barrels of oil to date.

In the Charmottes Field, the Charmottes-111H horizontal development well has been drilled and will be tested along with the Charmottes-6D well later this month. As previously reported, the Charmottes-6D well was drilled to the Donnemarie formation. Logs and cores indicate the presence of oil over approximately 12 meters of net pay. In the Nemours permit, the La Tonnelle-1 exploration well has been put on production and is being tested for the remainder of this month.

Romania

Toreador has completed its 2005 six-well re-entry program in the Fauresti rehabilitation permit, with results that exceeded expectations. Four out of the six wells were successful, and actual combined test results from the four producing wells totaled approximately 7 million cubic feet of gas per day (MMCFD) with associated production of approximately 50 barrels of condensate and 50 barrels of water per day. Subsequently, an acid treatment program which improved production in one of the wells from approximately 1.4 MMCFD to approximately 2.2 MMCFD is being conducted on the other three successful re-entry wells. A production facility for the four producing wells will be completed by the end of January, and final permit approvals to begin gas and hydrocarbon liquids sales are expected to be received in the first quarter.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey, Romania and Hungary. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934,

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as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141